UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2016

Ares Commercial Real Estate Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-35517	45-3148087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 42nd Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

One North Wacker Drive, 48th Floor, Chicago, IL 60606

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule Or Standard; Transfer of Listing.

On January 9, 2016, Ares Commercial Real Estate Corporation (the “Company”) was informed that its director Michael H. Diamond passed away on January 9, 2016. The Company is deeply saddened by Mr. Diamond’s untimely passing and extends its sincere condolences to Mr. Diamond’s family. Mr. Diamond served as a director of the Company since the Company’s initial public offering in 2012. Mr. Diamond was the chairperson of the nominating and governance committee and also served as a member of the compensation committee and audit committee (the “Audit Committee”) of the Company’s board of directors.

The Company telephonically disclosed the matter of Mr. Diamond’s death to the New York Stock Exchange (the “NYSE”) on January 11, 2016. Mr. Diamond’s death reduced the number of directors currently serving on the Company’s board of directors to six and the number of independent directors to three and reduced the number of members serving on the Audit Committee to two. On January 11, 2016, John Hope Bryant was appointed by the Company’s board of directors as a member of the Audit Committee. Mr. Bryant is an independent director for purposes of the NYSE corporate governance listing requirements and rules and regulations of the Securities and Exchange Commission.

On January 12, 2016, the Company received official notice from the NYSE that, as a result of Mr. Diamond’s death, the Company does not comply with the requirements of Section 303A.01 of the NYSE Listed Company Manual (which requires each NYSE listed company to have a majority of independent directors). Since the non-compliance resulted from the death of a director, the NYSE has advised the Company that the Company has until July 9, 2016 to resolve the non-compliance before the NYSE will publicly disseminate a below compliance indicator or include the Company on the NYSE’s list of noncompliant issuers.  Mr. Diamond’s seat on the board will remain vacant while the Company conducts a thorough search for a qualified new director which satisfies NYSE requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       January 15, 2016

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Secretary